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                                                                      Exhibit 12

                           MERITAGE HOMES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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
                                                                                    Year ended December 31,
                                                             ---------      ---------      ---------      ---------      ---------
                                                                2004           2003           2002           2001           2000
                                                             ---------      ---------      ---------      ---------      ---------
COMPUTATION OF EARNINGS:

  Earnings before income taxes                               $ 224,758      $ 151,460      $ 113,544      $  82,954      $  56,762
  Income from equity investments                                (2,788)        (1,743)        (1,383)          (299)           (30)
  Distributed income from equity investments                     3,698          1,664          1,136            277
                                                             ---------      ---------      ---------      ---------      ---------
  Earnings before income taxes net of equity investments     $ 225,668      $ 151,381      $ 113,297      $  82,932      $  56,732

  Add: fixed charges                                            44,835         31,772         23,550         18,221         11,528
  Add: amortization of capitalized interest                     32,227         22,287         19,259         13,303          9,171
  Less: interest capitalized                                   (38,855)       (26,580)       (19,294)       (16,623)       (10,626)

                                                             ---------      ---------      ---------      ---------      ---------
  EARNINGS, AS ADJUSTED:                                     $ 263,875      $ 178,860      $ 136,812      $  97,833      $  66,805
                                                             =========      =========      =========      =========      =========


COMPUTATION OF FIXED CHARGES:
  Interest expense, including amortization of deferred
    debt costs                                               $   1,649      $   1,155      $     525      $     348      $      98
  Interest portion of rent expense (1)                           4,331          4,037          3,731          1,250            804
  Capitalized interest (2)                                      38,855         26,580         19,294         16,623         10,626

                                                             ---------      ---------      ---------      ---------      ---------
  TOTAL FIXED CHARGES:                                       $  44,835      $  31,772      $  23,550      $  18,221      $  11,528
                                                             =========      =========      =========      =========      =========




RATIO OF EARNINGS TO FIXED CHARGES:                                5.9x           5.6x           5.8x           5.4x           5.8x
                                                             =========      =========      =========      =========      =========


  (1) represents 50% of rental expense


  (2) Previously Reported Interest Incurred &
        Capitalized                                          $  37,310
      Model Lease Interest                                       1,545
                                                             ---------
      Adjusted Interest Incurred & Capitalized               $  38,855
                                                             =========
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